Exhibit 10.16

ULTA BEAUTY, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

The ULTA BEAUTY, INC. EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN (the “Plan”) is effective as of March 24, 2017 (the “Effective Date”), pursuant to the authorization of the Board of Directors of Ulta Beauty, Inc. (the “Company”). The Plan has been established to provide financial security to the Company’s Executives (as defined below) in the event of a Change in Control (as defined below) and upon certain terminations of employment with the Company. This Plan replaces in full and supersedes any other change in control protections provided to the Executives, including without limitation, any offer letters or other plans.

I.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

“Annual Pay” means the annual rate of base compensation of an Executive in effect immediately prior to the Change in Control or at the time of his or her termination of employment, whichever is greater.

“Board” means the Board of Directors of the Company or its successor.

“Bonus” means annual incentive compensation payable under the Company’s annual incentive award plan as in effect from time to time.

“Cause” means any termination of an Executive’s employment by reason of the Executive’s: (i) commission of an act of fraud or embezzlement, (ii) willful and material breach of any fiduciary duty owed to the Company or any term of the Company’s equity incentive plan or Executive’s applicable equity award agreement, (iii) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude, (iv) intentional misconduct of the Executive, including, but not limited to, knowing and intentional violation of the Company’s written policies or specific directions of the board or superior officers of the Company, which policies or directives are neither illegal (or not involve illegal conduct) nor do they require the violation of reasonable business ethical standards, or (v) engaging in gross misconduct which may reasonably result in injury to the reputation or business prospectus of the Company; whether or not any such events are discovered or known by the Company at the time of the Executive’s termination. If any of the foregoing events is capable of being cured, then with respect to the first occurrence of such event the Company will provide written notice to the Executive describing the nature of such event and the Executive will thereafter have thirty (30) days to cure such event.

“Change in Control” shall be deemed to have occurred for purposes of the Plan if the event set forth in any one of the following paragraphs shall have occurred:

(A) A transaction or series of transactions (other than an offering of the common stock of the Company to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(B) Within a 24-month period, individuals who were directors of the Board immediately before such period (“Incumbent Directors”) cease to constitute at least a majority of the directors of the Board; provided, however, that any director who was not a director of the Board at the beginning of such period shall be deemed to be an Incumbent Director if the election or nomination for election of such director was approved by the vote of at least two-thirds of the directors of the Board then still in office (i) who were in office at the beginning of the 24-month period or (ii) whose election or nomination for election was so approved, in each case, unless such individual was elected or nominated as a result of an actual or threatened election contest or as a result of an actual or threatened solicitation of proxies or consents by or on behalf of anyone other than a Board member; or

(C) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(D) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control must also constitute a “change in control event,” as defined in Treasury Regulation 1.409A-3(i)(5) to the extent required by Section 409A.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

“Change in Control Period” means (i) for any Change in Control under clauses (A), (C) or (D) of the definition of Change in Control, the period beginning on the Signing Date and ending on the date that is 18 months after the consummation of the first instance of a Change in Control and (ii) for any Change in Control under clause (B) of the definition of Change in Control, the date beginning on the Change in Control and ending on the date that is 18 months after that Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or, if no Compensation Committee exists, the Board.

“Employer” means the Company and each eligible entity designated as an Employer in accordance with the provisions of Section 4.4 of the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive” means any individual who, on or immediately prior to a Change in Control or at the time of his or her Involuntary Termination, if earlier, has been designated by the Committee as a Tier I Executive, Tier II Executive or Tier III Executive. The Committee will review and designate the Tier I Executives, Tier II Executives and Tier III Executives on an annual basis.

“Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) during the applicable Change in Control Period of any one of the following acts by the Company:

(A) a material diminution (greater than 10%) in the Executive’s annual base salary or annual cash incentive target opportunity;

(B) a material diminution in the Executive’s authority, duties or responsibilities of the Executive as in effect immediately prior to the Change in Control Period; with it being specifically acknowledged that the failure of the Chief Executive Officer or the Chief Financial Officer to be employed as the chief executive officer or chief financial officer (as applicable) of a publicly traded company will be considered to result in a material diminution in his/her duties for purposes of this subsection (B);

(C) a material change in the geographic location at which the Executive must perform services such that Executive’s one-way commute between residence and office is increased by 50 or more miles; and/or

(D) any other action or inaction that constitutes a material breach by the Company of the Executive’s terms and conditions of employment or service with the Company.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. In order for a termination by the Executive to be for Good Reason, the Executive must first give written notice to the Company in writing of the Good Reason event within 90 days of the initial existence of the Good Reason event, and the Company shall then have 30 days from its receipt of such notice to remedy the event and if the Company fails to timely remedy the event, the Executive may terminate his employment for Good Reason in the seven day period following the Company’s failure to remedy the event. An Involuntary Termination by the Executive for Good Reason shall be deemed to be within the applicable Change in Control Period if the initial existence of the Good Reason event occurred within the applicable Change in Control Period. Executive’s failure to provide timely notice shall constitute consent to, and a waiver of rights with respect to, that act or failure to act as constituting Good Reason hereunder.

“Health Benefit Coverages” means coverage under each group health plan sponsored or contributed to by the Employer (or following the Change in Control, by any affiliate of the Employer that employs the Executive) for its similarly situated active employees.

“Involuntary Termination” means during the Change in Control Period (i) any termination of the Executive’s employment by the Employer other than for Cause and (ii) any termination of the Executive’s employment by the Executive for Good Reason.

“Release” means a general release, substantially in the form attached hereto, from the Executive that releases the Company and its affiliates from employment related claims.

“Signing Date” means the date of execution of a definitive agreement to effect a Change in Control.

“Target Bonus” means the greatest of (i) the Executive’s target Bonus in effect immediately prior to the Change in Control, (ii) the Executive’s target Bonus in effect at the time of his or her termination of employment, or (iii) the Executive’s actual anticipated Bonus based on his or her performance as of the date of the Change in Control, as determined by the Committee; provided, however, that for purposes of this Plan, “Target Bonus” shall not include any special bonuses, retention awards, sign-on bonuses or other similar bonus payments.

“Tier I Executive” means an individual who is, at the relevant time, the Chief Executive Officer of the Company or is otherwise designated as a Tier I Executive by the Committee.

“Tier II Executive” means an individual who is, at the relevant time, a member of the executive committee of the Company or is otherwise designated as a Tier II Executive by the Committee.

“Tier III Executive” means an individual who is designated as a Tier III Executive by the Committee.

1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text will control.

II.

CHANGE IN CONTROL AND SEVERANCE BENEFITS

2.1 Change in Control Benefits. Immediately prior to or upon a Change in Control, all equity awards which vest or the number of which are determined based on achievement of performance targets granted to an Executive pursuant to any of the Company’s equity incentive plans (including any equity awards granted to an Executive who had an Involuntary Termination prior to or on a Change in Control), will vest and be paid out based on the greater of (i) target performance or (ii) the actual performance through the date of the Change in Control, as determined by the Committee in its sole discretion, which determination may include the Committee’s determination to pro-rate the performance targets based on the portion of the performance period elapsed through the Change in Control.

2.2 Severance Payments. Subject to the provisions of Sections 2.3, 2.5, 2.6, 4.5 and 4.6 hereof, if an Executive incurs an Involuntary Termination, then on the date upon which his Release becomes irrevocable, the Executive shall be eligible to receive the following severance benefits:

A. Cash Severance Pay. The Company shall pay Executive cash severance equal to (i) in the case of a Tier I Executive, 3.0 times the sum of the Tier I Executive’s Annual Pay and Target Bonus; (ii) in the case of a Tier II Executive, 2.0x the sum of the Tier II Executive’s Annual Pay and Target Bonus; and (iii) in the case of a Tier III Executive, 1.0x the sum of the Tier III Executive’s Annual Pay and Target Bonus (the “Cash Severance Payment”) payable in a lump sum, subject to the requirements of Section 4.14 below. The Cash Severance Payment shall be paid on the sixtieth (60th) day following the Involuntary Termination.

B. Pro Rata Bonus. The Company shall pay Executive a pro rata share of the Executive’s Bonus based on a number of days in the performance period in which Executive was employed through the date of his or her Involuntary Termination, calculated based on actual performance results and paid to Executive following the end of the applicable performance period.

C. Equity Award Acceleration. The Executive’s equity awards which vest based on continued service shall fully vest on (i) the date of the Change in Control if Executive’s Involuntary Termination occurs prior to a Change in Control or (ii) the date of Executive’s Involuntary Termination if Executive’s Involuntary Termination occurs following the Change in Control; provided that any stock options or time-based restricted stock units (RSUs) that vest pursuant to this Section 2.2(C) shall not become exercisable and no shares will be delivered on vesting until the Release becomes effective and irrevocable. For the sake of clarity, if an Executive incurs an Involuntary Termination after the Signing Date but before the Change in Control, then Executive’s unvested equity awards (whether time or performance based) will remain outstanding subject to vesting under Section 2.1 or this Section 2.2(C) only upon the actual occurrence of the Change in Control, and such awards will not further vest, become exercisable or payable for any other reason. If the agreement entered into on the Signing Date is later terminated without consummation of the transactions contemplated thereby, then upon the termination of such agreement, such Executive’s unvested equity awards will be forfeited, terminated and no longer treated as outstanding.

D. Health Benefit Coverages. Executive shall be entitled to the continuation of his or her Health Benefit Coverages and, where applicable, his or her eligible dependents for a period of up to eighteen months following the date of Involuntary Termination, at a cost to the Executive that is equal to the cost for an active employee for similar coverage. The Executive may choose to continue some or all of such Health Benefit Coverages.

If at any time on or after an Executive’s Involuntary Termination any health benefit plan in which he or she has elected to continue his or her coverage either is terminated or ceases to provide coverage to the Executive’s covered beneficiaries for any reason, including, without limitation, by its terms or the terms of an insurance contract providing the benefits of such plan or, with respect to a group health plan, such plan no longer being subject to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then Health Benefit Coverages shall mean an economically equivalent cash payment for coverage equivalent to the coverage that is provided (or if the plan has been terminated, that would have been provided but for such termination) for similarly situated active employees, plus, where applicable, a gross-up payment to the Executive to reflect the loss of tax benefits associated with his or her “lost” employer-provided health plan coverage benefit(s). With respect to the obligation of the Company to provide continued health plan coverage hereunder, the Company shall take all actions necessary such that the coverage is provided in a manner that satisfies the requirements of Sections 105 and 106 of the Code such that the health benefits received are not includible in the individual’s taxable income. The subsidized COBRA Health Benefit Coverage(s) provided hereunder shall immediately end upon the Executive’s obtainment of new employment and eligibility for health benefit plan coverage(s) similar to that being continued (with the Executive being obligated hereunder to promptly report such eligibility to the Employer).

E. Accrued Obligations. Without regard to the Release requirement, a lump sum amount, within 30 days of such termination, equal to (i) the earned, but unpaid, portion of the Executive’s Annual Pay as of the date of his or her Involuntary Termination, (ii) Executive’s earned, but unpaid Bonus, if any, for the year prior to the date of Executive’s Involuntary Termination and (iii) reimbursement of any business expenses incurred by Executive through the date of Executive’s Involuntary Termination.

2.3 Release and Full Settlement. Notwithstanding anything to the contrary herein, as a condition to the receipt of any severance payments or benefits under Section 2.2 (A) through (D) above, an Executive whose employment has been subject to an Involuntary Termination must, within 45 days of his Involuntary Termination, execute a Release and not revoke, in substantially the form attached hereto as Attachment A. The performance of the Employer’s obligations hereunder and the receipt of any benefits provided hereunder by such Executive shall constitute full settlement of all such claims and causes of action.

2.4 No Mitigation. An Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Article II by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article II be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer or by retirement benefits, except as provided in Section 2.2(D) with respect to Health Benefit Coverage and in Section 2.5 with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which an Executive is otherwise entitled.

2.5 Replacement of Other Arrangements. Any Executive who is a party to an individual employment or severance agreement or covered by another similar change in control or severance plan (“Other Plan”) of the Employer and who becomes eligible for severance payments and benefits as provided in Section 2.2 of this Plan, shall receive such severance payments and benefits as provided under Section 2.2 of this Plan, and such payments and benefits received under this Plan shall replace in full and supersede any payments or benefits payable to such Executive under any such Other Plan. Any notice or pay in lieu of notice, severance benefits or other benefits that are required by any federal, state or local law relating to severance, plant closures, terminations, reductions-in-force, or plant relocations will reduce the Cash Severance Payment.

2.6 Parachute Taxes. Notwithstanding anything to the contrary herein, in the event any payment, distribution or provision of a benefit to an Executive pursuant to the terms of the Plan, when aggregated with any other payment, distribution or provision of a benefit to or on behalf of such Executive outside of the Plan, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall reduce the payments and/or benefits (by reducing the total payments payable, if applicable, (including reducing a payment to zero) to such Executive in whole or in part so that no part of the payments or benefits received under the Plan by such Executive will be subject to the Excise Tax; provided, however, that such reduction(s) shall be made only if by reason of such reduction(s) the

Executive’s net after-tax benefit (as determined in good faith by the Company), after all such reduction(s), will exceed the Executive’s net after-tax benefit if such reduction(s) were not made. Such calculations shall be made by the Company’s accountants and shall be binding on the Executive. In the event that the payments and/or benefits are to be reduced pursuant to this Section 2.6, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Executive as a result of this Section 2.6 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required under this paragraph shall be made in writing and binding on all Executives and the Company for all purposes. For purposes of making the calculations required by this paragraph, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The accountants shall provide detailed supporting calculations both to the Company and the affected Executive within 15 business days of the receipt of notice that there has been a parachute payment, or such earlier time as is requested by the Company.

Nothing in this Section 2.6 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

III.

ADMINISTRATION OF PLAN

3.1 Committee’s Powers and Duties. The Company shall be the named fiduciary and shall have full power to administer the Plan in all of its details, subject to applicable requirements of law. The duties of the Company shall be performed by the Committee. It shall be a principal duty of the Committee to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan. For this purpose, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:

A. to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

B. to interpret the Plan and all facts with respect to a claim for payment or benefits, its interpretation thereof to be final and conclusive on all persons claiming payment or benefits under the Plan;

C. to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

D. to make a determination as to the right of any person to a payment or benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of an Executive’s employment and the cause of such termination and the amount of such payment or benefit);

E. to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

F. to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

G. to sue or cause suit to be brought in the name of the Plan; and

H. to obtain from the Employer and from Executives such information as is necessary for the proper administration of the Plan.

3.2 Member’s Own Participation. No member of the Committee may act or vote in a decision of the Committee specifically relating to himself as a participant in the Plan.

3.3 Indemnification. The Employer shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

3.4 Compensation, Bond and Expenses. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

3.5 Claims Procedure. Any Executive that the Committee determines is entitled to a benefit under the Plan is not required to file a claim for benefits. Any Executive who is not paid a benefit and who believes that he is entitled to a benefit or who has been paid a benefit and who believes that he is entitled to a greater benefit may file a claim for benefits under the Plan in writing with the Committee. In any case in which a claim for Plan benefits by an Executive is denied or modified, the Committee shall furnish written notice to the claimant within 90 days after receipt of such claim for Plan benefits (or within 180 days if additional information requested by the Committee necessitates an extension of the 90-day period and the claimant is informed of such extension in writing within the original 90-day period), which notice shall:

A. state the specific reason or reasons for the denial or modification;

B. provide specific reference to pertinent Plan provisions on which the denial or modification is based;

C. provide a description of any additional material or information necessary for the Executive or his representative to perfect the claim, and an explanation of why such material or information is necessary; and

D. explain the Plan’s claim review procedure as contained herein and describe the Executive’s right to bring an action under Section 502(a) of ERISA following a denial or modification on review.

In the event a claim for Plan benefits is denied or modified, if the Executive or his representative desires to have such denial or modification reviewed, he must, within 60 days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Executive or his representative may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within 60 days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Executive and his representative, if any, stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such 60-day period, the Committee’s decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Executive and his representative, if any, prior to the commencement of the extension period. The Committee shall give written notice of its decision on review to the Executive. In the event a claim for Plan benefits is denied or modified on review, such notice shall set forth the specific reasons for such denial or modification and provide specific references to the Plan provisions on which the denial or modification is based. The notice shall also provide that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Executive’s claim for benefits, including (i) documents, records or other information relied upon for the benefit determination, (ii) documents, records or other information submitted, considered or generated without regard to whether such documents, records or other information were relied upon in making the benefit determination, and (iii) documents, records or other information that demonstrates compliance with the standard claims procedure. The notice shall also contain a statement describing the Executive’s right to bring an action under Section 502(a) of ERISA. Any legal action with respect to a claim for Plan benefits must be filed no later than one year after the later of (1) the date the claim is denied by the Committee or (2) if a review of such denial is requested pursuant to the provisions above, the date of the final decision by the Committee with respect to such request.

IV.

GENERAL PROVISIONS

4.1 Funding. The benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets.

4.2 Cost of Plan. Except as provided in Section 2.2(D), the entire cost of the Plan shall be borne by the Employer and no contributions shall be required of the Executives.

4.3 Plan Year. The Plan shall operate on the basis of the Company’s fiscal year.

4.4 Other Participating Employers. The Committee may designate any entity eligible by law to participate in the Plan as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Committee required by the terms of or with respect to the Plan.

4.5 Amendment and Termination.

A. The Plan may be terminated or amended from time to time at the discretion of the Committee; provided, however, that, subject to the provisions of Section 4.5(B), the Plan may not be amended or terminated (i) during the Change in Control Period without the prior written consent of all Executives who were designated as Executives at such time or (ii) during the period in which any Executive is eligible to receive severance and benefits provided in Section 2.2, without the prior written consent of such Executive. For purposes of this Section, a change in the designation of participating Employers by the Committee pursuant to Section 4.4 shall not be deemed to be an amendment to the Plan. Notwithstanding anything to the contrary herein, the Board, in its sole discretion, may terminate the coverage of any Executive under the Plan by giving prior written notice to the Executive at least 6 months in advance of such termination of coverage. The Employer’s obligation to make all payments and provide benefits that have become payable as a result of an Involuntary Termination occurring during the existence of the Plan shall survive any termination of the Plan.

B. The provisions set forth in Section 4.5(a) that otherwise restrict amendments to the Plan during the Change in Control Period shall not apply to (i) an amendment to the administrative provisions of the Plan that is required pursuant to applicable law or (ii) an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of an Executive’s rights under the Plan, as determined by the Committee in its sole discretion.

4.6 Restrictive Covenants Agreement.

A. Existing Agreement. This Plan shall have no effect on the continued effectiveness of Executive’s existing restrictive covenants agreement (“CIPCA”). Any violation of Executive’s existing restrictive covenant agreement will result in forfeiture of Executive’s benefits under this Plan.

B. New Agreement. For any Executive entitled to benefits under this Plan who is not already party to an existing restrictive covenants agreement, such Executive shall be required to enter into a new restrictive covenants agreement with the Company as a condition to participation in this Plan.

4.7 Not a Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate his employment at any time.

4.8 Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.9 Nonalienation. Executives shall not have any right to pledge, hypothecate, anticipate or assign benefits or rights under the Plan, except by will or the laws of descent and distribution.

4.10 Effect of Plan. The Plan is intended to supersede all prior oral or written policies of the Employer and all prior oral or written communications to Executives with respect to the subject matter hereof, and all such prior policies or communications are hereby null and void and of no further force and effect. Further, the Plan shall be binding upon the Employer and any successor of the Employer, by merger or otherwise, and shall inure to the benefit of and be enforceable by the Employer’s Executives.

4.11 Taxes. The Employer or its successor may withhold from any amounts payable to an Executive under the Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

4.12 Disputes.

A. Except as otherwise specifically provided herein, all disputes, controversies and claims arising between the Company and any Executive concerning the subject matter of this Plan shall be settled by arbitration in accordance with the rules and procedures of Judicial Arbitration and Mediation Services (“JAMS”) as in effect at the time that the arbitration begins, to the extent not inconsistent with this Plan. The location of the arbitration will be in Chicago, Illinois or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Illinois. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 4.12 shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties; provided, however, that the Company shall reimburse Executive for any legal fees or expenses incurred in connection with any arbitration proceeding in which the Executive receives a favorable judgment with respect to at least one material issue in dispute. Nothing in this Section 4.12 shall preclude the Company or any Executive from seeking temporary injunctive relief from any Federal or state court located within Illinois in connection with or as a supplement to an arbitration hereunder.

B. Without limiting the generality of Section 4.12(A), to the extent permitted by applicable law, by participating in this Plan, each Executive irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Plan.

4.13 Governing Law. The Plan shall be interpreted and construed in accordance with the laws of the State of Illinois without regard to conflict of laws principles, except to the extent pre-empted by federal law.

4.14 Section 409A.

A. General. To the extent applicable, this Plan shall be interpreted and applies so that the payments of benefits set forth herein shall either be exempt from, or in the alternative, comply with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Plan to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to any Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan, to preserve the economic benefits of this Plan and to avoid less favorable accounting or tax consequences for the Company and/or (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

B. Separation from Service under Section 409A. Notwithstanding anything herein to the contrary: (A) no termination or other similar payments and benefits hereunder shall be payable to an Executive unless such Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (B) if an Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which such Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to such Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (y) the date of such Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 4.14(B) shall be paid in a lump sum to such Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; and (C) the determination of whether an Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of such Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto).

C. Reimbursements and Installments. To the extent that any reimbursements or corresponding in-kind benefits provided to an Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, (A) such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (B) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit. To the extent that any installment payments under this Plan are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such installment payment that an Executive may be eligible to receive under this Plan shall be treated as a separate and distinct payment.

EXECUTED this 24th day of March, 2017.

ULTA BEAUTY, INC.

By:	/s/ Jeffrey J. Childs

Name:	Jeffrey J. Childs
Title:	Chief Human Resources Officer

ATTACHMENT A

TO

ULTA BEAUTY, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

FORM OF RELEASE

[The language in this Separation and Release Agreement may change based on legal developments and evolving best practices; this form is provided solely as an example]

SEPARATION AND RELEASE AGREEMENT

1. Parties. This agreement is between you, XXXX, (for yourself, your spouse, heirs, representatives and assigns) (jointly, “You” or “you”) and Ulta Beauty, Inc., its parent, subsidiaries, predecessors, successors, affiliates, directors, officers, fiduciaries, insurers, employees and agents (collectively, “Ulta”).

2. Separation Date. You acknowledge that your last day of employment with Ulta will be XX/XX/XX (the “Separation Date”).

3. Separation Benefits. If you sign and do not revoke this Separation and Release Agreement (“Agreement”), you will receive the severance benefits set forth in Section 2.2 of the Ulta Beauty, Inc. Executive Change in Control and Severance Plan (the “CIC Plan”).

You understand that the separation benefits under Section 2.2 of the CIC Plan are conditioned on you signing and not revoking this Agreement after your Separation Date but signing no later than 45 days after you receive this Agreement.

4. General Release. In exchange for the separation benefits described in Section 2.2 of the CIC Plan, you are waiving and releasing Ulta from any and all known or unknown claims, actions, causes of action, rights, or liabilities of any kind which have been or could be asserted against Ulta arising out of or related to your employment with or separation from employment with Ulta plus any other occurrence up to and including the day you sign this Agreement, including but not limited to:

*	claims, actions, causes of action, rights or liabilities arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, Dodd-Frank Wall Street Reform and Consumer Protection Act, the Lilly Ledbetter Fair Pay Act, and any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status);

*	claims, actions, causes of action, rights or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation;

*	all claims that you have been adversely affected by a discriminatory pay decision or other discriminatory practice, including claims that compensation you received has been reduced because of discrimination based on gender, race, national origin, age, or disability, as well as any claim that the severance amount referenced in Paragraph 3 above has been reduced because of such discrimination;

*	except as otherwise provided under Section 2.2 of the CIC Plan, all claims to any payment or regarding the calculation of your payment under the Ulta: (i) Corporate Management Bonus Plan (v) any other bonus, incentive compensation, or vacation program offered by Ulta;

*	any rights to become a member of any class in a case in which claims are asserted against Ulta that relate in any way to your employment or your separation from employment with Ulta. If you are made a member of a class in any proceeding, you will opt out of the class at the first opportunity; and any other claim whatsoever including, but not limited to, claims for severance pay, breach of contract, promissory estoppel, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence, plus any other common law, statutory or other claim whatsoever arising out of or relating to your employment with and separation from employment with the Company or any other releasee.

5. Exclusions From General Release. Excluded from the General Release above are: (i) any claims which you may make under state workers’ compensation or unemployment laws; and (ii) ANY RIGHTS WHICH BY LAW YOU CANNOT WAIVE, such as but not limited to the right to enforce this Agreement or to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement (including the Non-Disclosure of Confidential Information, Non-Disparagement and Confidentiality provisions in Paragraphs 10, 13 and 14) does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Ulta. This Agreement also does not limit your rights to receive an award for information provided to any Government Agencies.

6. Covenant Not To Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in Paragraph 4 above. Besides waiving and releasing the claims covered by Paragraph 4 above, you further agree never to sue Ulta in any forum for any reason covered by the General Release language in Paragraph 4 above. Notwithstanding this Covenant Not to Sue, you may bring a claim against Ulta to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If you sue Ulta in violation of this Agreement, you shall be liable to Ulta for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if you sue Ulta in violation of this Agreement, Ulta can require you to return all but $200.00 of the money and any other benefits paid to you pursuant to this Agreement. In that event, Ulta shall be excused from making any further payments or continuing any other benefits otherwise owed to you under Section 2.2 of the CIC Plan.

7. Employee Acknowledgments. You also agree that you: (i) have been paid all monies owed for all hours worked through the last payroll period ending before you sign this Agreement; (ii) have been paid for all unused vacation accrued through the last payroll period that ended before you sign this Agreement; (iii) have received all Family and Medical Leave Act leave or other leave which you requested and for which you were eligible under law and/or Company policy; (iv) have not suffered any on-the-job injury for which you have not already filed a claim; and (v) have communicated in writing to Ulta management any facts, theories, or other information which you believe show or may show that Ulta or its representatives have violated federal tax law, state or local tax law, or any other law.

8. Return Of Employer Property. On or before your Separation Date, you must return to Ulta all Ulta property in your possession or control, including but not limited to credit/calling cards, cell phone, laptop computer, information technology equipment, pager, pda/Blackberry, mobile phone, parking tag, documents and records. You further agree that you will not keep, transfer or use any copies or excerpts of the above items.

9. Cessation of Benefits. Except as expressly provided otherwise in this Agreement, all of your Ulta employee benefits, including but not limited to vacation accrual and disability pay, shall cease upon your Separation Date. You will be eligible to elect continued health insurance coverage under COBRA if you have chosen benefits under the company plan.

10. Non-Disclosure Of Confidential Information. You previously acknowledged and agreed that the terms and conditions of the Confidential Information & Protective Covenants Agreement (“CIPCA”) executed by you and Ulta remain in full force effect for one year following your Separation

Date. You further agree that on or prior to the last day of your employment you will deliver to Ulta all Confidential Information (as defined in the CIPCA) that you possess or that is under your control, and that the pay and benefits provided under this Agreement shall not commence until you have delivered to Ulta all Confidential Information (as defined in the CIPCA) that you possess or is under your control.

11. Post-Separation Restrictions. You agree that, for a period of twelve (12) months following your Separation Date:

*	you will not be employed in any capacity including that of consultant, by any individual or firm within the United States, Canada or Mexico in any business which is substantially similar to the business in which Ulta is engaged. As used in this Agreement, a business shall be deemed to be substantially similar to that of Ulta if it has a business strategy and product mix which is similar to that of Ulta or if it has the intent to develop such a business, but department stores, drug stores and suppliers to Ulta shall not be deemed to be in a business substantially similar to that of Ulta unless they are following or developing a marketing strategy (either generally or for a business unit) which is similar to that being pursued by Ulta. You are not otherwise prohibited from seeking employment within the retail, wholesale or manufacturing industry.

*	you will not persuade, solicit or encourage, or attempt to persuade, solicit or encourage, any person who was employed by Ulta in a managerial or supervisory position as of your Separation Date to leave the employ of Ulta.

*	you will not, directly or indirectly, call upon, solicit, or otherwise contact any suppliers of Ulta with whom you had contact during you employment by Ulta for purposes of introducing such supplier to a competitor of Ulta or for purposes of inducing or encouraging any such supplier to sell any such product line to any other retailer that seeks to become a competitor of Ulta.

12. Cooperation In Future Legal Matters. You further agree from and after your Separation Date to make yourself available to Ulta, its legal counsel and other advisors to provide reasonable cooperation and assistance to Ulta with respect to areas and matters in which you were involved during your employment, including any threatened or actual investigation, regulatory matter and/or litigation concerning Ulta, and to provide to Ulta, if requested, information and other assistance relating to ongoing matters of interest to Ulta. In these events, Ulta will take into consideration your personal and business commitments, give you as much advance notice as is reasonably possible, and ask that you be available only at such time or times as are reasonably convenient to you and Ulta. Ulta agrees to reimburse you for the reasonable out-of-pocket expenses you incur as a result of your complying with this provision, subject to your submission to Ulta of documentation substantiating such expenses as Ulta may require.

13. Non-Disparagement Of Employer. You further agree that from the date on which you sign this Agreement forward, you shall not take any actions or make any verbal or written statements to the public, future employers, current, former or future employees of Ulta, or any other third party which may reflect negatively on Ulta, its affiliates, or its or their officers, directors, managers, employees, products, services, or business practices, except as may be permitted by law. You also represent and warrant that you have not taken any such actions or made any such statements up until the date on which you sign this Agreement. Nothing in this paragraph or any other part of this Agreement, however, is intended to prevent you from testifying truthfully under subpoena or as may otherwise be required by law.

14. Confidentiality Of Agreement. You further agree that you will keep all terms of this Agreement confidential, including but not limited to the fact and amount(s) of the payments discussed herein, except that you may make necessary disclosures to your attorney(s) or tax advisor(s) and your spouse. The separation benefits referenced in Section 2.2 of the CIC Plan are conditioned on your keeping the confidentiality promise contained in this paragraph. You also acknowledge Ulta’s right to enforce this confidentiality provision in any court of competent jurisdiction. You further agree that if you breach this confidentiality provision, Ulta will be irreparably harmed as a matter of law and will be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees incurred in enforcing this provision. Nothing within this paragraph shall be construed to limit your rights under Section 7 of the National Labor Relations Act, nor any state law protecting similar rights.

15. No Reemployment. You promise not to seek or accept reemployment with Ulta in any position or capacity. You also agree that in the event you inadvertently accept future employment with Ulta in any position or capacity, Ulta has the right to terminate such employment by virtue of your promises in this paragraph of the Agreement.

16. Additional Remedies for Breach. In the event of any breach of this Agreement by you, all time periods specified herein regarding your obligations and restrictions on you under this Agreement shall be extended by the time period of any such breach.

17. Non-Admissions. The fact and terms of this Agreement are not an admission by Ulta of liability or other wrongdoing under any law or otherwise.

18. Additional Employee Acknowledgments. You also agree that:

*	you are entering into this Agreement knowingly and voluntarily;

*	you have been advised by this Agreement to consult with an attorney before signing this Agreement;

*	you understand you may take up to forty-five (45) days after receiving this Agreement to consider it before signing;

*	you are not otherwise entitled to the separation pay and other benefits described in Section 2.2 of the CIC Plan.

19. Revocation/Payment. After you sign this Agreement, you will have seven (7) days to revoke it if you change your mind. If you want to revoke the Agreement, you should deliver or email a written revocation to Vice President, Human Resources, Ulta Inc., 1000 Remington Blvd., Suite 120, Bolingbrook, IL 60440 or [ADD APPLICABLE EMAIL] within 7 days after you signed it. If you do not revoke this Agreement, you will receive the separation benefits pursuant to Section 2.2 of the CIC Plan.

20. Tax Treatment and Indemnification. You understand and agree that Ulta is not providing any tax or legal advice in connection with this Agreement, and that Ulta makes no representations regarding tax obligations or consequences, if any, related to this Agreement. You agree that you shall be exclusively responsible for the payment of all federal and state taxes that may be due as the result of the payments made under this Agreement. You hereby agree to indemnify and hold harmless Ulta and any other Releasee from payment of taxes, interest or penalties that may be required by any governmental agency at any time as the result of payment of the severance pay and benefits to you as set forth herein. In addition, the parties intend that any payments contemplated by this Agreement shall constitute “short-term deferral” and are not “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In no event will Ulta have any liability with respect to taxes for which you may become liable as a result of the application of Code Section 409A.

21. Entire Agreement. You acknowledge that this Agreement constitutes and reflects the entire agreement regarding your separation from employment with Ulta and that it supersedes any prior agreement or understanding, written or unwritten, regarding your separation from employment with Ulta, except to the extent specific sections of your Employment Agreement with Ulta are expressly referenced and thereby incorporated in this Agreement.

22. Choice of Law/Severability. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois. If any part of this Agreement is found to be invalid, the rest of the Agreement will remain in full force and effect.

Name	ULTA BEAUTY, INC.

Signature:

BY:

TITLE: VP, Human Resources

DATE:	DATE: